UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

21ST CENTURY HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL	33311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 581-9993

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

21st Century Holding Company’s (the “Company”, “we” or “us”), wholly owned subsidiary, Federated National Insurance Company (“Federated National”), has agreed upon the terms of its catastrophe reinsurance treaties for the 2006 - 2007 hurricane season. These treaties are designed to reimburse Federated National for property losses under its homeowners’ insurance policies resulting from covered events in the State of Florida, the only state where Federated National is currently writing property insurance at this time, for terms with varying dates beginning in July 2006. We utilize reinsurance to reduce exposure to catastrophic risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus requirements. Our catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties with various retentions and limits.

Most of our treaties have a term of approximately one year. Two of the treaties have a term of three years. All of these are excess of loss type treaties and, except for an event greater than approximately $233 million, have provisions for prepaid automatic reinstatement protection. Additionally, Federated National has purchased three separate industry loss warrants which may benefit Federated National based solely on industry losses irrespective of losses incurred by Federated National.

Our treaties are predominately with reinsurers that currently have an AM Best rating of A or better, with the exception of two minor reinsurers whose ratings are currently B+ and NR5.

The cost to the Company for these reinsurance products for the 2006 - 2007 hurricane season, including approximately $15 million payable to the Florida Hurricane Catastrophe Fund (“FHCF”) and the prepaid automatic premium reinstatement protection will be approximately $65 million This cost was contemplated as part of our recent 49% average rate increase for homeowners policies with an effective date after July 1, 2006.. These reinsurance treaties will afford approximately $442 million of aggregate coverage with maximum single event coverage totaling approximately $300 million.

All amounts of reinsurance are based on management’s current analysis of Federated National’s exposure levels to catastrophic risk. Our data will be subjected to exposure level data analysis at various dates through December 31, 2006. This analysis of our exposure level in relation to the total exposures to the FHCF may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in our exposure level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: July 12, 2006	By:	/s/ J. Gordon Jennings, III
Name: J. Gordon Jennings, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)